Name of Subsidiary	Place of Incorporation	Proportion of Ownership	Principal Activity
Loncor Resources Congo SARL	Democratic Republic of the Congo	100%	Mineral exploration
Devon Resources SARL	Democratic Republic of the Congo	100% (wholly owned subsidiary of Loncor Resources Congo SARL.)	Mineral exploration
Navarro Resources SARL	Democratic Republic of the Congo	100% (wholly owned subsidiary of Loncor Resources Congo SARL)	Mineral exploration
Nevada Bob's Franchising, Inc.	Delaware, USA	100%	Dormant
NB Trademarks, Inc.	Delaware, USA	100% (wholly owned subsidiary of Nevada Bob's Franchising, Inc.)	Dormant